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                                                                     EXHIBIT 7.7

                              MANAGEMENT AGREEMENT



     THIS MANAGEMENT AGREEMENT (this "Agreement") is made and entered into effective as of May 26, 2000, between The Wiser Oil Company, a Delaware corporation (the "Company"), and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").

      1. ENGAGEMENT. The Company engages WIC, and WIC hereby agrees, to provide management and transaction advisory services to the Company as set forth herein during the term of this Agreement.

      2. TERM. The initial term of this Agreement shall continue until the second anniversary of the date hereof. Upon the expiration of the initial term, this Agreement shall automatically renew for successive one year terms unless terminated by either party by written notice delivered to the other party at least 30 days prior to the expiration of the then-current term.

      3. MANAGEMENT SERVICES. WIC shall provide the following management services to the Company:

     (a) WIC shall from time to time select and furnish three individuals to serve as the Purchaser Designees (as such term is defined in the Stockholder Agreement of even date herewith between the Company, WIC and Dimeling, Schreiber and Park (the "Stockholder Agreement")). Pursuant to the terms of the Stockholder Agreement, such individuals shall be members of the Board of Directors of the Company (the "Board") and of the Executive Committee of the Board, and one of such individuals shall be the Chairman of the Board. In their capacity as such Board and Committee members, such individuals shall be entitled to the same compensation and reimbursement of expenses, and to participation in the same benefit and incentive plans, as the Company provides to non-employee members of its Board of Directors generally. George K. Hickox, Jr., Richard R. Schreiber and Scott W. Smith shall be the initial Purchaser Designees, and George K. Hickox, Jr. shall be the Chairman of the Board.

     (b) WIC shall cause one of its members, who shall be a Purchaser Designee, to serve as the Chief Executive Officer of the Company. Such individual shall be an employee of the Company and shall enter into an employment agreement with the Company in substantially the form set forth as Exhibit A hereto, as amended from time to time by mutual agreement of such individual, WIC and the Company. The duties of such individual as Chief Executive Officer of the Company will be as set forth in such employment agreement, the Company's Bylaws or as established from time to time by the Company's Board of Directors to the extent consistent with such employment agreement and Bylaws. George K. Hickox, Jr. shall be the initial Chief Executive Officer of the Company.

     (c) WIC may from time to time select and furnish an individual to serve as the Chief Financial Officer of the Company. Such individual shall be an employee of the Company
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pursuant to an employment agreement mutually acceptable to such individual, WIC and the Company.

      4.  TRANSACTION ADVISORY SERVICES.

     (a) WIC shall diligently seek to identify opportunities for the Company to acquire (by purchase, lease or otherwise) properties, businesses, companies or other assets located in the United States or Canada that generate or receive more than 33% of their gross revenue from the exploration, development, production or marketing of oil or natural gas (any such opportunity being referred to herein as a "Business Opportunity"), provided, however, that the term "Business Opportunity" shall not include any opportunity if (i) WIC determines in its sole discretion that neither WIC (or any of its Affiliates) nor Wiser should pursue such opportunity, (ii) the expenditures required to be incurred with respect to such opportunity, net to WIC and its Affiliates, in the aggregate, are less than $1,000,000 over any 90-day period, or (iii) on or prior to the date hereof WIC and the Company have agreed in writing that such opportunity is to be excluded from the meaning of such term and from the referral obligation contained in this Section 4(a). WIC shall cause George K. Hickox, Jr. and Scott W. Smith (or such other individual or individuals as may be reasonably acceptable to the Company) to devote a substantial amount of their working time and effort toward the identification of Business Opportunities on behalf of WIC. WIC will refer to the Company any and all Business Opportunities that may present themselves or become known to WIC or any Affiliate thereof (excluding any Affiliate that is a Purchaser under the Stock Purchase Agreement). Neither WIC nor any of its Affiliates shall pursue a Business Opportunity for its own account unless and until the provisions set forth in
Section 4(c) have been satisfied.

     (b) Promptly after becoming aware of a Business Opportunity, WIC shall determine whether the Company should or should not pursue such Business Opportunity and shall in writing notify the Company's Chief Executive Officer and its President of such Business Opportunity and of WIC's recommendation (a "Referral Notice").

     (c) If WIC or an Affiliate desires to pursue a particular Business Opportunity for its own account, then WIC shall include in the Referral Notice a request that the Company approve the pursuit of such Business Opportunity by WIC or such Affiliate, and WIC shall also address such Referral Notice to the non-Purchaser Designee members of the Board (the "Review Committee"). Within 15 days after the receipt of such Referral Notice, the Review Committee shall consider the Business Opportunity and determine by majority vote whether to release WIC or such Affiliate to pursue the Business Opportunity.

     (d) For purposes of this Section 4, the term "Affiliate" shall have the meaning given to it by Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

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      5.  COMPENSATION.  As compensation for WIC's continuing services under this Agreement, the Company shall pay to WIC an annual fee of $300,000 (the "Management Fee"). The Management Fee shall be payable in monthly installments on the fifteenth (15th) day of each month during the term of this Agreement (each a "Payment Date"), beginning with the first Payment Date following the date hereof. The amount of each such monthly installment shall be $25,000 (the "Monthly Fee Amount") prorated on a daily basis for any partial calendar month during the term of this Agreement.

      6. REIMBURSEMENT OF EXPENSES. In addition to the compensation to be paid pursuant to Section 5 hereof, the Company agrees to pay or reimburse WIC for all Reimbursable Expenses. The term "Reimbursable Expenses" means all reasonable disbursements and out-of-pocket expenses (including without limitation costs of travel, postage, deliveries, communications, etc.) incurred by WIC or its affiliates for the account of the Company or in connection with the performance by WIC or its affiliates of the services contemplated by Sections 3 and 4 hereof. Promptly (but not more than 10 days) after request by or notice from WIC, the Company shall pay WIC, by wire transfer of immediately available funds to such account as WIC may designate in writing, the Reimbursable Expenses for which WIC has provided the Company invoices or reasonably detailed descriptions.

      7. INDEMNIFICATION; INSURANCE. (a) The Company shall indemnify and hold harmless each of WIC, its affiliates, and their respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees (collectively referred to as "Indemnified Persons" and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (excluding those resulting from the gross negligence or willful misconduct of the Indemnified Person) and fees and disbursements of the respective Indemnified Person's counsel) which (i) are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or any of its subsidiaries or (B) actions taken or omitted to be taken by an Indemnified Person with the Company's or any of its subsidiaries' consent or in conformity with the Company's or any such subsidiaries' instructions or the Company's or any such subsidiaries' actions or omissions or (ii) are otherwise related to or arise out of WIC's engagement hereunder, and will reimburse each Indemnified Person for all costs and expenses, including fees of any Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with WIC's acting pursuant to the engagement hereunder, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (ii) of the preceding sentence that have resulted primarily from WIC's gross negligence or willful misconduct. The Company also agrees that neither WIC nor any other Indemnified Person shall

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have any liability to the Company or any of its subsidiaries for or in connection with such engagement except for any claims, liabilities, losses, damages, or expenses incurred by the Company or any such subsidiary to the extent the same have resulted from WIC's gross negligence or willful misconduct. The Company further agrees that it will not, and the Company will cause its subsidiaries to not, without the prior written consent of WIC, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of WIC and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

     The foregoing right to indemnity shall be in addition to any rights that WIC and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents, and shall cause its subsidiaries to consent, to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought against WIC or any other Indemnified Person.

     It is understood that, in connection with WIC's engagement, WIC may also be engaged to act for the Company or any of its subsidiaries in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. Unless such additional engagement is undertaken with respect to a matter that is the subject of another written agreement that contains a specific provision(s) dealing with indemnification of WIC, this indemnification shall apply to the engagement specified in Section 1 hereof as well as to any such additional engagement(s) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

     (b) At the inception of any individual's service as a member of the Board of Directors of the Company (or its Executive Committee) or as the Chief Executive Officer or Chief Financial Officer of the Company pursuant to Section 3(a), 3(b) or 3(c) hereof, the Company shall enter into an Indemnification Agreement with such individual in substantially the form and substance the same as agreements then providing indemnification for other members of the Company's Board of Directors.

     (c) The Company shall purchase and maintain insurance on behalf of any individual serving as a member of the Board of Directors of the Company (or its Executive Committee) or as the Chief Executive Officer or Chief Financial Officer of the Company pursuant to Sections 3(a), (b) or (c) hereof against any liability that may be asserted against or expense that may be incurred by such individual in connection with the Company's activities. Such insurance shall be

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of a nature and amount that is consistent with other, similar publicly traded companies, and shall be at least as extensive as that purchased on behalf of the Company's other officers and directors, if applicable.

      8. CONFIDENTIAL INFORMATION. In connection with the performance of the services hereunder, WIC agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company to WIC solely in its capacity as a financial advisor, unless the Company consents to the divulging thereof or such information, secret processes, or trade secrets are publicly available or otherwise available to WIC without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

      9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission, mailed by registered or certified United States mail (return receipt requested), or sent by nationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to WIC, to:

          Wiser Investment Company, LLC
          c/o Douglas P. Heller
          1629 Locust Street
          Philadelphia, PA  19103


     (b) If to the Company or the Review Committee, to:

          The Wiser Oil Company
          8115 Preston Road
          Suite 400
          Dallas, Texas  75225
          Attention:  President

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if sent by facsimile transmission, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by nationally recognized overnight courier service.

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      10. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

      11. ASSIGNMENT. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties.

      12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

      13. OTHER UNDERSTANDINGS. All discussions, understandings, and agreements heretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the agreement of the parties hereto. All calculations of the Reimbursable Expenses shall be made by WIC and, in the absence of mathematical error, shall be final and conclusive.



                                     * * *

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   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                  THE WISER OIL COMPANY



                                  By:/s/ Andrew J. Shoup, Jr.
                                     ----------------------------
                                  Name:  Andrew J. Shoup, Jr.
                                  Title: President



                                  WISER INVESTMENT COMPANY, LLC



                                  By:/s/ George K. Hickox, Jr.
                                     ----------------------------
                                  Name:  George K. Hickox, Jr.
                                  Title: Manager


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